Exhibit 21.1

List of Subsidiaries

Company	State or jurisdiction of incorporation

Direct wholly-owned subsidiary
MEMSIC Semiconductor (Wuxi) Company Limited	Wuxi, Jiangsu Province, China

Indirect wholly owned subsidiary
Memsic Transducer Systems Company Limited	Wuxi, Jiangsu Province, China